UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 13, 2009

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On October 13, 2009, the Board of Directors (the “Board”) of SBA Communications Corporation (the “Company”) appointed Kevin L. Beebe to serve as a member of the Board effective as of October 28, 2009. Mr. Beebe will serve as a Class II director of the Company for a term expiring at the 2010 Annual Meeting of Shareholders, at which time his continued Board service will be subject to renomination and shareholder approval.

The selection of Mr. Beebe was not pursuant to any arrangement or understanding between him and any other person. In addition, Mr. Beebe is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Beebe will be compensated in accordance with the Company’s previously disclosed compensation programs for non-management directors as described in the Company’s Proxy Statement on Schedule 14A for the Company’s 2009 Annual Meeting of Shareholders and enter into an indemnification agreement as described in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009. Accordingly, Mr. Beebe will receive a grant of stock options for 25,000 shares of Class A common stock upon the effective date of his appointment to the Board. These options will have an exercise price equal to the fair market value of the Company’s Class A common stock on the grant date and will vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date, so long as Mr. Beebe continues to serve as a member of the Board.

On October 14, 2009, the Company issued a press release announcing the appointment of Mr. Beebe as a member of the Board. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by SBA Communications Corporation on October 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: October 14, 2009